Rise Announces $1.5 M Financing

September 4, 2018 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (“Rise Gold” or the “Company”) announces a non-brokered private placement of up to 18,750,000 units (the “Units”) at a price of CDN$0.08 per unit for gross proceeds of CDN$1,500,000 (the “Offering”). Each Unit will consist of one share of the Company’s common stock and one non-transferable share purchase warrant (a “Warrant”) exercisable into one additional share of common stock at a price of $0.12 per share for a period of three years from the date of issuance. The Company may pay finder’s fees to eligible persons in accordance with applicable securities laws and regulatory policies.

The Offering will be conducted pursuant to available prospectus exemptions including sales to accredited investors, family members, close friends and business associates of directors and officers of the Company, to purchasers who have obtained suitability advice from a registered investment dealer pursuant to the exemption set out in BC Instrument 45-536 (Exemption from prospectus requirement for certain distributions through an investment dealer) and to existing shareholders of the Company pursuant to the exemption set out in British Columbia Securities Commission BC Instrument 45- 534 (Exemption from prospectus requirement for certain trades to existing security holders) (the “Existing Shareholder Exemption”).

There is no minimum Offering size and the maximum offering is 18,750,000 units for gross proceeds of $1,500,000.  The Company will use the proceeds from the Offering for the advancement of its Idaho-Maryland Gold Project and for general working capital.  Assuming the Offering is fully subscribed, the Company plans to allocate the gross proceeds of the Offering to:  (i) drilling ($1,000,000); (ii) engineering ($150,000); and (iii) general working capital ($350,000).

If the Offering is not fully subscribed, the Company will apply the proceeds to the above uses in priority and in such proportions as the Board of Directors and management of the Company determine is in the best interests of the Company.  Although the Company intends to use the proceeds of the Offering as described above, the actual allocation of proceeds may vary from the uses set out above depending on future operations, events or opportunities.

Where subscriptions received based on all available exemptions exceed the Offering amount, subscriptions will be accepted at the discretion of the Company such that it is possible that a subscription received from a shareholder may not be accepted by the Company if the Offering is over-subscribed unless the Company determines to increase the size of the Offering.

The Existing Shareholder Exemption is available to shareholders residing in all Canadian provinces, other than Newfoundland and Labrador.  Shareholders of record of the Company as at August 30, 2018 (the “Record Date”) are eligible to participate under the Existing Shareholder Exemption.  To rely upon the Existing Shareholder Exemption, the subscriber must: a) have been a shareholder of the Company on the Record Date and continue to hold shares of the Company until the date of closing of the Offering, b) be purchasing the Shares as a principal and for their own account and not for any other party, and c) may not subscribe for more than $15,000 of securities from the Company in any 12 month period unless they have first received advice from a registered investment dealer regarding the suitability of the investment.  Existing shareholders interested in participating in the Offering should consult their investment advisor or the Company directly.

In accordance with the requirements of the Existing Shareholder Exemption and the Investment Dealer Exemption, the Company confirms there is no material fact or material change related to the Company which has not been generally disclosed.

The Offering may be closed in one or more tranches as subscriptions are received.  There is a minimum subscription amount of $5,000.  The Company may pay finder’s fees on a portion of the Offering in accordance with applicable securities laws and the policies of the Canadian Securities Exchange (the “Exchange”).

The Company completed a first closing of CDN$230,500 through the sale of 2,881,250 Units.  The Warrant entitles the holder to acquire one additional Share at an exercise price of $0.12 until August 31, 2021.  All securities issued pursuant to the Offering will be subject to statutory hold periods in accordance with applicable United States and Canadian securities laws.  No finders fees were paid on the first closing.

The securities offered have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and may not be offered or sold absent registration or compliance with an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws.

About Rise Gold Corp

Rise Gold is an exploration-stage mining company. The Company’s principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine is one of the United States’ greatest past producing gold mines with total past production of 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on  Rise Gold is incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 650, 669 Howe Street

Vancouver, BC V6C 0B4

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.